EXHIBIT 99.1

    PRESS RELEASE


                      Bio-Rad Announces Private Offering
                 of $200 Million of Senior Subordinated Notes

    HERCULES, CA - July 28, 2003 - Bio-Rad Laboratories,Inc. (AMEX: BIO and BIO.B), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced today that it is offering, subject to market and other conditions, up to $200 million aggregate principal amount of senior subordinated notes in a private offering. The Company intends to use a portion of the net proceeds from this offering to fund the purchase of its outstanding 11 5/8% Senior Subordinated Notes due 2007 pursuant to the tender offer announced by the Company on July 17, 2003.

         The new senior subordinated notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the new senior subordinated notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Various statements made within this press release may constitute "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company's expectations.

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